As filed with the Securities and Exchange Commission on July 3, 2012

Registration Nos. 333-178020 and 333-179835

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-178020

POST- EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-179835

UNDER

THE SECURITIES ACT OF 1933

PROGRESS ENERGY, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-2155481
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

410 South Wilmington Street

Raleigh, North Carolina 27601

(919) 546-6111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LYNN J. GOOD

Executive Vice President and

Chief Financial Officer

c/o Duke Energy Corporation

550 South Tryon Street

Charlotte, North Carolina 28202

(704) 594-6200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

Deregistration of Securities

These Post-Effective Amendments are being filed to deregister unsold securities of Progress Energy, Inc. (“Progress”) that were registered on the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-178020, filed with the Securities and Exchange Commission (the “SEC”) on November 16, 2011, registering 10,000,000 shares of common stock of Progress for issuance under the Progress Energy Investor Plus Plan; and

2.	Registration Statement No. 333-179385, filed with the SEC on March 1, 2012, registering an indeterminate amount of Progress’s senior debt securities, junior subordinated indentures, common stock, preferred stock, stock purchase contracts and stock purchase units, as well as certain securities of Progress’s wholly owned subsidiaries Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (collectively, the “Subsidiary Registrants”).

On July 2, 2012, pursuant to an Agreement and Plan of Merger, dated as of January 8, 2011, by and among Duke Energy Corporation (“Duke”), Diamond Acquisition Corporation, a direct wholly owned subsidiary of Duke (“Merger Sub”) and Progress, Merger Sub merged with and into Progress (the “Merger”), with Progress surviving the Merger as a direct wholly owned subsidiary of Duke.

As a result of the Merger, Progress has terminated all offerings of its equity securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offerings, Progress hereby amends the Registration Statements by deregistering 9,984,501 shares of common stock registered under Registration Statement No. 333-178020 and all equity securities registered under Registration Statement No. 333-179385, all of which remained unissued as of the effective time of the Merger.

Only common stock, preferred stock, stock purchase contracts and stock purchase units of Progress are hereby expressly deregistered. Registration Statement No. 333-179385 will remain effective with respect to Progress’s senior debt securities and junior subordinated indentures and all securities of the Subsidiary Registrants registered thereon.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Progress Energy, Inc. has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 3rd day of July, 2012.

PROGRESS ENERGY, INC.

By:	/s/ James E. Rogers
James E. Rogers
Chief Executive Officer and President

POWER OF ATTORNEY

Each director and/or officer of the issuer whose signature appears below hereby appoints Lynn J. Good, Marc E. Manly, David S. Maltz, and Robert T. Lucas III, and each of them severally, as his/her attorney-in-fact to sign in his/her name and on his/her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James E. Rogers James E. Rogers	Chief Executive Officer and President (Principal Executive Officer)	July 3, 2012

/s/ Lynn J. Good Lynn J. Good	Director and Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2012

/s/ Steven K. Young Steven K. Young	Chief Accounting Officer and Controller (Principal Accounting Officer)	July 3, 2012

/s/ Marc E. Manly Marc E. Manly	Director	July 3, 2012